Exhibit 12.1

                               MARKEL CORPORATION

                       Ratio of Earnings to Fixed Charges

                             (Dollars in Thousands)

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

                                       Nine Months
                                         Ended                                       Year Ended
                                       September 30,                                December 31,

                                     --------------    ------------------------------------------------------------------------
                                              1996              1995          1994           1993          1992           1991
                                     --------------    ------------------------------------------------------------------------
Earnings:

Earnings from continuing operations
     before income taxes                    31,815            47,927        25,731         32,156        39,621         17,733
Fixed charges                                6,162             8,653         7,777          7,740         7,533         13,789
                                     --------------    ------------------------------------------------------------------------
     Earnings from continuing
        operations, as adjusted             37,977            56,580        33,508         39,896        47,154         31,522
                                     ==============    ========================================================================

Fixed Charges:

Interest Expense                             5,964             8,460         7,675          5,638         5,291         11,489
Portion of rental expense
     representative of interest                198               193           102          2,102         2,242          2,300
                                     ==============    ========================================================================
     Fixed Charges                           6,162             8,653         7,777          7,740         7,533         13,789
                                     ==============    ========================================================================

Ratio of Earnings to Fixed Charges             6.2               6.5           4.3            5.2           6.3            2.3
Ratio of Earnings to Fixed Charges,
     excluding Net Realized Gains
     from Sales of Investments and
     Gains from Sales of Brokerage

     Programs                                  5.7               5.2           3.8            3.1           2.2            1.6

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Note:

o The Company's consolidated insurance company subsidiaries are subject to certain regulatory restrictions on the payment of dividends or advances to the Company.